                                                      PURSUANT TO RULE 424(B)(3)
                                                              FILE NO. 333-24385

                          PROSPECTUS SUPPLEMENT NO. 18
                       TO PROSPECTUS DATED APRIL 29, 1997

                                  $230,000,000
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                                      AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

                                   [HMT LOGO]

                            ------------------------

     The Prospectus dated April 29, 1997, is hereby supplemented as follows to restate, in its entirety, the "Selling Securityholders" section on page 26 of the Prospectus:

                            SELLING SECURITYHOLDERS

     The following table sets forth the name of each Selling Securityholder and relationship, if any, with the Company and (i) except as noted below, the amount of Convertible Notes owned by each Selling Securityholder as of March 20, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date), (ii) the maximum amount of Convertible Notes which may be offered for the account of such Selling Securityholder under this Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of March 20, 1997, and
(iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus.

                                                           PRINCIPAL
                                          PRINCIPAL        AMOUNT OF
                                          AMOUNT OF       CONVERTIBLE     COMMON STOCK    COMMON STOCK
                                         CONVERTIBLE     NOTES OFFERED   OWNED PRIOR TO     OFFERED
    NAME OF SELLING SECURITYHOLDER      NOTES OWNED($)     HEREBY($)      OFFERING(1)      HEREBY(2)
--------------------------------------  --------------   -------------   --------------   ------------
Salomon Brothers, Inc.(20)............      27,525,000      27,525,000      1,158,947       1,158,947
Robertson Stephens & Co. LLP(22)......      14,000,000      14,000,000        589,473         589,473
Deutsche Morgan Grenfell, Inc.(21)....      10,065,000      10,065,000        423,789         423,789
Shepherd Trading Limted(20)...........       8,649,000       8,649,000        364,168         364,168
Reliant Trading(20)...................       7,102,000       7,102,000        299,031         299,031
Lincoln National Life Insurance(5)....       7,080,000       7,080,000        298,105         298,105
The Northwestern Mutual Life
  Insurance Company(18)...............       7,000,000       7,000,000        294,736         294,736
AARP Growth and Income Fund...........       5,700,000       5,700,000        240,000         240,000
Equitable Life Assurance Separate
  Account Convertibles(6).............       5,645,000       5,645,000        237,684         237,684
Scudder Growth and Income Fund........       5,300,000       5,300,000        223,157         223,157
OCM Convertible Trust(5)..............       4,095,000       4,095,000        172,421         172,421
Oregon Equity Fund(21)................       4,000,000       4,000,000        168,421         168,421
NationsBanc Montgomery Securities(22).       4,000,000       4,000,000        168,421         168,421
Putnam Capital Appreciation Fund......       3,850,000       3,850,000        162,105         162,105
Dillon, Read & Co. Inc.(9)............       3,615,000       3,615,000        152,210         152,210
Shepherd Investments International
 Ltd.(17).............................       3,467,000       3,467,000        145,978         145,978
Stark International(17)...............       3,467,000       3,467,000        145,978         145,978
State of Connecticut Combined
  Investment Funds(5).................       3,095,000       3,095,000        130,315         130,315
Credit Suisse First Boston
  Corporation(15).....................       3,000,000       3,000,000        126,315         126,315
SAIF Corporation......................       3,000,000       3,000,000        126,315         126,315
SB/Travelers Vintage Alliance
  Growth(5)...........................       2,905,000       2,905,000        122,315         122,315

Lincoln National Convertible
  Securities Fund(5)..................       2,695,000       2,695,000        113,473         113,473
Daiwa Eurpoe Ltd.(9)..................       2,500,000       2,500,000        105,263         105,263
Millennium Trading Co.(14).............      2,475,000       2,475,000        104,210         104,210
Delta Air Lines Master Trust(5).......       2,380,000       2,380,000        100,210         100,210


                                                           PRINCIPAL
                                          PRINCIPAL        AMOUNT OF
                                          AMOUNT OF       CONVERTIBLE     COMMON STOCK    COMMON STOCK
                                         CONVERTIBLE     NOTES OFFERED   OWNED PRIOR TO     OFFERED
    NAME OF SELLING SECURITYHOLDER      NOTES OWNED($)     HEREBY($)      OFFERING(1)      HEREBY(2)
--------------------------------------  ---------------- -------------   --------------   -------------
Vanguard Convertible Securities Fund,
  Inc.(5).............................       2,235,000       2,235,000         94,105          94,105
Hudson River Trust Balanced Fund(6)...       2,245,000       2,245,000         94,526          94,526
Memphis Light, Gas & Water Retirement
  Fund(6).............................       2,230,000       2,230,000         93,894          93,894
Forum Capital Markets LP(13)..........       2,255,000       2,255,000         94,947          94,947
Natwest Markets (19)..................       2,000,000       2,000,000         84,210          84,210
Hudson River Trust Growth & Income
  Fund(6).............................       1,830,000       1,830,000         77,052          77,052
Hudson River Trust Growth
  Investors(6)........................       1,790,000       1,790,000         75,368          75,368
Columbia/HCA Money Purchase Plan(6)...       1,685,000       1,685,000         70,947          70,947
Aragon Investments Ltd.(20)...........       1,600,000       1,600,000         67,368          67,368
Taft Securities LLC(20)...............       1,400,000       1,400,000         58,947          58,947
Pension Reserves Investment Management
  Board...............................       1,325,000       1,325,000         55,789          55,789
BNP Arbitrage SNC(10).................       1,275,000       1,275,000         53,684          53,684
San Diego County......................       1,265,000       1,265,000         53,263          53,263
Franklin Universal Trust(16)..........       1,250,000       1,250,000         52,631          52,631
Hughes Aircraft Company Master
  Retirement Trust(5).................       1,235,000       1,235,000         52,000          52,000
Arkansas P.E.R.S......................       1,200,000       1,200,000         50,526          50,526
VIP Growth Fund(5)....................       1,195,000       1,195,000         50,315          50,315
Bear Stearns & Co. Inc. (19)..........       1,025,000       1,025,000         43,157          43,157
State of Delaware -- Froley, Revy.....       1,020,000       1,020,000         42,947          42,947
Lehman Brothers International,
Europe(14)............................       1,000,000       1,000,000         42,105          42,105
State Employees' Retirement Fund of
  the State of Delaware(5)............         970,000         970,000         40,842          40,842
Nicholas-Applegate Income & Growth
  Fund................................         958,000         958,000         40,336          40,336
Weirton Trust(5)......................         815,000         815,000         34,315          34,315
The Hotel Union and Industry of
  Hawaii(6)...........................         735,000         735,000         30,947          30,947
Winchester Convertible Plus, Ltd.(8)..         600,000         600,000         25,263          25,263
Donaldson, Lufkin & Jenrette
  Securities Corp.(15)................         500,000         500,000         21,052          21,052
Pacific Life Insurance Company(22)....         500,000         500,000         21,052          21,052
The Frist Foundation(6)...............         575,000         575,000         24,210          24,210
McMahan Securities Co., L.P.(16)......         489,000         489,000         20,589          20,589
Susquehanna Capital Group(9)..........         485,000         485,000         20,421          20,421
Smith Barney Inc.(17).................         450,000         450,000         18,947          18,947
ICI American Holdings Pension Trust...         410,000         410,000         17,263          17,263
Zeneca Holdings Pension Trust.........         410,000         410,000         17,263          17,263
Equitable Life Assurance Separate
  Account Balanced(6).................         380,000         380,000         16,000          16,000
Walker Art Center(5)..................         315,000         315,000         13,263          13,263
Starvest Discretionary Portfolio......         300,000         300,000         12,631          12,631
San Diego City Retirement.............         297,000         297,000         12,505          12,505
J.M. Hull Associates, L.P.............         250,000         250,000         10,526          10,526
The Hotel Union -- ILWU Pension
  Trust(6)............................         250,000         250,000         10,526          10,526
Partner Reinsurance Company,
  Limited(5)..........................         240,000         240,000         10,105          10,105
Wake Forest University................         236,000         236,000          9,936           9,936
Kapiolani Medical Center..............         200,000         200,000          8,421           8,421
David Lipscomb University General
  Endowment(5)........................         175,000         175,000          7,368           7,368
Engineers Joint Pension Fund..........         150,000         150,000          6,315           6,315
Foundation Account No. 1(8)...........         150,000         150,000          6,315           6,315
Collective Convertible
  Bond Fund(18).......................         150,000         150,000          6,315           6,315
Nalco Chemical Co. Retirement Trust...         135,000         135,000          5,684           5,684

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
                                                           PRINCIPAL
                                          PRINCIPAL        AMOUNT OF
                                          AMOUNT OF       CONVERTIBLE     COMMON STOCK    COMMON STOCK
                                         CONVERTIBLE     NOTES OFFERED   OWNED PRIOR TO     OFFERED
    NAME OF SELLING SECURITYHOLDER      NOTES OWNED($)     HEREBY($)      OFFERING(1)      HEREBY(2)
--------------------------------------  ---------------- ----------------
                                                                         -------------    -------------
United National Life Insurance(5).....         135,000         135,000          5,684           5,684
Austin Firefighters...................         109,000         109,000          4,589           4,589
Retirement Plan for Pilots of Hawaiian
  Airlines, Inc.......................         100,000         100,000          4,210           4,210
Franklin Strategic Income Fund(16)....         100,000         100,000          4,210           4,210
Franklin Multi-Income Trust(16).......         100,000         100,000          4,210           4,210
Baptist Hospital......................          95,000          95,000          4,000           4,000
Occidental College....................          90,000          90,000          3,789           3,789
Boston Museum of Fine Arts............          40,000          40,000          1,684           1,684
Dunham & Associates Fund II...........           7,000           7,000            294             294
Dunham & Associates Ser. II...........           3,000           3,000            126             126
Delaware Group Dividend & Income Fund,
  Inc.................................           1,000           1,000             42              42
Subtotal..............................     189,551,000     189,551,000      7,981,058       7,981,058
Unnamed holders of Convertible Notes
  or any future transferees, pledgees,
  donees or successors of or from any
  such unnamed holders(3).............  $   40,449,000   $  40,449,000      1,703,152       1,703,152
          Total.......................  $  230,000,000   $ 230,000,000      9,684,210       9,684,210

---------------

 (1) Comprises the shares of Common Stock into which the Convertible Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Convertible Notes are subject to adjustment under certain circumstances. See "Description of Convertible Notes -- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Convertible Notes may increase or decrease from time to time.

 (2) Assumes conversion into Common Stock of the full amount of Convertible Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Convertible Notes is subject to adjustment under certain circumstances. See "Description of Convertible Notes -- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Convertible Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Convertible Notes; rather, cash will be paid in lieu of fractional shares, if any.

 (3) No such holder may offer Convertible Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Agreement (as defined).

 (4) Assumes that the unnamed holders of Convertible Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Convertible Notes at the initial conversion rate.

 (5) The amount of Convertible Notes owned by each Selling Securityholder as of May 6, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

 (6) The amount of Convertible Notes owned by each Selling Securityholder as of May 15, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

 (7) The amount of Convertible Notes owned by each Selling Securityholder as of May 23, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

 (8) The amount of Convertible Notes owned by each Selling Securityholder as of June 2, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

 (9) The amount of Convertible Notes owned by each Selling Securityholder as of June 10, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(10) The amount of Convertible Notes owned by each Selling Securityholder as of June 17, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(11) The amount of Convertible Notes owned by each Selling Securityholder as of June 30, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(12) The amount of Convertible Notes owned by each Selling Securityholder as of July 7, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(13) The amount of Convertible Notes owned by each Selling Securityholder as of July 21, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(14) The amount of Convertible Notes owned by each Selling Securityholder as of August 1, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(15) The amount of Convertible Notes owned by each Selling Securityholder as of August 8, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(16) The amount of Convertible Notes owned by each Selling Securityholder as of August 28, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(17) The amount of Convertible Notes owned by each Selling Securityholder as of September 10, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(18) The amount of Convertible Notes owned by each Selling Securityholder as of September 24, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(19) The amount of Convertible Notes owned by each Selling Securityholder as of October 7, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(20) The amount of Convertible Notes owned by each Selling Securityholder as of October 17, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(21) The amount of Convertible Notes owned by each Selling Securityholder as of October 28, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(22) The amount of Convertible Notes owned by each Selling Securityholder as of November 12, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Convertible Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Convertible Notes, no estimate can be given as to the amount of the Convertible Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Convertible Notes and Common Stock since the date on which they provided the information regarding their Convertible Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only Selling Securityholders identified above who beneficially own the Convertible Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Convertible Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Agreement, include additional Selling Securityholders in supplements to this Prospectus.

     Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Convertible Notes, within the three-year period ending on the date of this Prospectus.

     The Company will pay the expenses of registering the Convertible Notes and Common Stock being sold hereunder.

       THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 18 IS November 12, 1997.


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